UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   November 22, 2013

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6041 South Syracuse Way, Suite 315, Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 532-1641

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2013, David Dworsky was appointed as President and Chief Executive Officer to replace Stephen Garland who had held the position on an interim basis since January 2012.  Mr. Dworsky will take office on December 16, 2013, and Mr. Garland will continue to service as interim CEO until that date.  Mr. Dworsky, age 64, has served in the following positions during the last five years:  From 2008 through 2011, he served as President and Chief Executive Officer and was a major stockholder of Dworsky Companies, Inc., engaged in providing building services, such as landscape maintenance, landscape construction, commercial sweeping services, and environmental cleaning of hard surfaces utilizing environmentally safe cleaning techniques for the commercial, industrial, and municipal markets in Southern California; during 2011 he also served as President and Chief Executive Officer and was a majority shareholder of Dworsky Facilities, Inc., engaged in environmental cleaning and commercial sweeping services in Southern California; also during 2011 he was retained as a consultant by The  Brickman Group, a Delaware company which acquired Dworsky Landscape, a  segment of the Dworsky Companies; from 2011 to present Mr. Dworsky has served as Chief Executive Officer and is a major shareholder of Dworsky Partners LLC engaged in environmental cleaning and commercial sweeping services in Southern California, and as President and Chief Executive Officer and is a major shareholder of Dr. Pave, LLC, engaged in the asphalt repair industry in Southern California.  There are no family relationships between Mr. Dworsky and any director, officer or person nominated or chosen to become a director or officer of Heatwurx.  There was also no arrangement or understanding between Mr. Dworsky and any other person pursuant to which he was selected as President and Chief Executive Officer of Heatwurx.

We have agreed to pay Mr. Dworsky an annual base salary of $180,000.  We have also agreed to grant him five-year options to purchase up to 300,000 shares of our common stock at $3.00 per share under our existing Amended and Restated 2011 Equity Incentive Plan. Of the options granted, 25,000 will vest immediately on December 16, 2013, and the remaining options will vest ratably on an annual basis over a four-year vesting period.  Mr. Dworsky will be employed on an at-will basis, which means that either party could terminate the employment relationship at any time.  While employed by us, Mr. Dworsky will be eligible to participate in company-sponsored insurance plans, which currently include health and vision benefits and life and disability plans.  In addition, he will receive a cell phone allowance of $150 per month.

Dr. Pave, LLC, a limited liability company controlled by Mr. Dworsky, has purchased two of our infrared asphalt heaters and one Heatwurx asphalt processor.  These machines were acquired by Dr. Pave subject to our standard purchase terms.

We have also entered into a letter of intent to purchase Mr. Dworsky’s company, Dr. Pave, LLC.  We are in the process of negotiating the specific terms of the acquisition which, if completed, would be set forth in a definitive agreement.  We anticipate completing the acquisition of Mr. Dworsky’s company before year end.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: November 27, 2013	By /s/ Allen Dodge
Allen Dodge, Chief Financial Officer

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